Exhibit 3.1 Amendment to Second Amended Declaration of Trust

Pittsburgh & West Virginia Railroad (the "Trust")Amendment No. 3 to Declaration of Trust

       This AMENDMENT NO. 3 to the Declaration of Trust (the
"Amendment") effective August 11, 2011.

       WHERAS, the original Declaration of Trust (the "Original Declaration") was filed with the SEC on a Form 8-K Amendment to Annual Report on Form 10-K for the year ended December 31, 1988 and was amended on February 14, 2011 and May 16, 2011, (the "Second Amended Declaration"); and

       WHERAS, the Trustees, deeming it desirable and in the Trust?s best interest to amend the Second Amended Declaration, hereby duly adopt this Amendment.

	NOW THEREFORE, the Second Amended Declaration is hereby amended as set forth herein below.

	1. New Section 3.1. Section 3.1 is hereby amended and restated to read in its entirety as follows:

	Section 3.1. Meetings. There shall be an annual meeting of the Beneficiaries at such time and place and upon such notice as the Regulations shall prescribe, at which the Trustees shall make a report of the business and operations of the Trust and Trustees shall be elected. Special meetings may be called and held in the manner and upon the notice provided in the Regulations. 33 1/3% of the outstanding shares in the Trust present in person or by proxy shall constitute a quorum at any meeting.

       2. Continued Effect. Other than as amended by this Amendment, the remaining terms and provisions of the First
Amended Declaration remain unchanged and in full force and effect.